Exhibit 99.1

Distribution Notice Payable October 28, 2022

September 15, 2022

Dear Investor,

On September 15, 2022, the Board of Directors of Redwood Enhanced Income Corp. declared and approved a dividend of $0.38 per share, payable on October 28, 2022 to shareholders of record as of September 30, 2022.

Your distribution will be reinvested under the Company’s Distribution Reinvestment Plan unless you send a letter by September 30, 2022 to US Bank Global Fund Services at alternativefundsupport@usbank.com to elect to receive cash distributions. If you elect to receive cash distributions, the distribution amount will be wired on October 28, 2022 to your current banking instructions on file.

Should you have any questions regarding the distribution, please call 800-362-3670 or email alternativefundsupport@usbank.com.

Sincerely,

Redwood Enhanced Income Corp.

250 WEST 55TH STREET, 26TH FLOOR | NEW YORK, NY 10019